Exhibit 99.1

iRhythm Technologies Announces Second Quarter 2024 Financial Results

SAN FRANCISCO, August 1, 2024 - iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care company focused on creating trusted solutions that detect, predict, and prevent disease, today reported financial results for the three months ended June 30, 2024.

Second Quarter 2024 Financial Highlights
•Revenue of $148.0 million, a 19.3% increase compared to second quarter 2023
•Gross margin of 69.9%, a 40-basis point increase compared to second quarter 2023
•Unrestricted cash, cash equivalents and marketable securities of $561.5 million as of June 30, 2024
•Increased fiscal year 2024 guidance for revenue, gross margin, and adjusted EBITDA

Recent Operational Highlights
•Record quarterly demand driven by strong growth in existing accounts as well as accelerated expansion into primary care channels
•Nearing operational readiness for four European country Zio launches with first patient patching anticipated before year-end and anticipate Japanese regulatory decision in late 2024
•Achieved significant operational milestone in May 2024 with launch of initial phase of manufacturing automation to set the stage for future growth, innovation, and operational efficiency in 2H24 and beyond
•Continued to make progress on remediation of the FDA warning letter and have submitted the first of our responses to the FDA's requests for additional information on two 510(k)s related to Zio AT
•Upcoming data presentation at the HRX 2024 Conference in Atlanta, Georgia, from September 5-7, 2024

"The second quarter of 2024 was another quarter of continued traction in our core markets reflective of record demand for Zio products and services," said Quentin Blackford, president and chief executive officer of iRhythm. "Second quarter revenue growth of 19.3% year-over-year was driven by continued uptake from new accounts opened in the prior twelve months but also expansion of the ambulatory cardiac monitoring market by pushing deeper into primary care channels. Zio’s value proposition to address the quintuple aim of healthcare is clearly resonating with providers in integrated delivery networks as well as large, national primary care accounts. This strength in our core market has given us confidence to raise our revenue guidance and profitability targets for the full year."

"Additionally, we are thrilled with the progress we are making to expand and scale the Zio platform for global markets. We are excited about our upcoming commercial launches in four European countries and we continue to anticipate a Japanese regulatory decision on our submitted dossier in late 2024, both of which are demonstrative of iRhythm’s commitment to introducing a better way to monitor for arrhythmias to millions more patients globally. With strong momentum in our core business and multiple catalysts on the horizon, we could not be more excited about our position moving into the back half of 2024."

Second Quarter Financial Results
Revenue for the second quarter of 2024 was $148.0 million, up 19.3% from $124.1 million during the same period in 2023. The increase was driven by growth in demand for Zio services as well as a slight increase in average selling price.

Gross profit for the second quarter of 2024 was $103.5 million, up 20.0% from $86.2 million during the same period in 2023, while gross margin was 69.9%, up from 69.5% during the same period in 2023. The increase in gross profit was primarily due to increased volume of Zio services provided due to higher demand. The increase in gross margin was primarily due to the increase in selling price and manufacturing efficiencies, offset by accelerated recognition of the cost of our legacy Zio XT components associated with our ongoing Zio monitor commercial launch as well as costs related to scaling and training newly onboarded clinical cardiac technicians at our San Francisco IDTF center of excellence.

Operating expenses for the second quarter of 2024 were $126.5 million, compared to $105.1 million for the same period in 2023. Adjusted operating expenses for the second quarter of 2024 were $125.2 million, compared to $99.7 million during the same period in 2023. This increase in adjusted operating expenses resulted primarily from increased headcount-related and third-party costs to support growth in operations and the further development, enhancement, and functionality of our current and future product offerings.

Net loss for the second quarter of 2024 was $20.1 million, or a diluted loss of $0.65 per share, compared with net loss of $18.5 million, or a diluted loss of $0.61 per share, for the same period in 2023. Adjusted net loss for the second quarter of 2024 was $18.8 million, or a diluted loss of $0.61 per share, compared with an adjusted net loss of $13.1 million, or a diluted loss of $0.43 per share, for the same period in 2023.

Exhibit 99.1

Unrestricted cash, cash equivalents, and marketable securities were $561.5 million as of June 30, 2024.

2024 Annual Guidance
iRhythm projects revenue for the full year 2024 to grow approximately 18% to 20% compared to prior year results, ranging from approximately $580 million to $590 million. Gross margin for the full year 2024 is expected to range from 68.5% to 69% and adjusted EBITDA margin for the full year 2024 is expected to range from approximately 3.5% to 4% of revenues.

Webcast and Conference Call Information
iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT/4:30 p.m. ET. Interested parties may access a live and archived webcast of the presentation on the “Events & Presentations” section of the company’s investor website at investors.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company that creates trusted solutions that detect, predict, and prevent disease. Combining wearable biosensors and cloud-based data analytics with powerful proprietary algorithms, iRhythm distills data from millions of heartbeats into clinically actionable information. Through a relentless focus on patient care, iRhythm’s vision is to deliver better data, better insights, and better health for all.

Use of Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including adjusted EBITDA, adjusted net loss, adjusted net loss per share and adjusted operating expenses. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. See the schedules attached to this press release for additional information and reconciliations of such non-GAAP financial measures. We have not reconciled our adjusted operating expenses and adjusted EBITDA estimates for full year 2024 because certain items that impact these figures are uncertain or out of our control and cannot be reasonably predicted. Accordingly, a reconciliation of adjusted operating expenses and adjusted EBITDA estimates is not available without unreasonable effort.

Adjusted EBITDA excludes non-cash operating charges for stock-based compensation expense, impairment and restructuring charges, business transformation costs, and loss on extinguishment of debt. Business transformation costs include costs associated with professional services, employee termination and relocation, third-party merger and acquisition, integration, and other costs to augment and restructure the organization, inclusive of both outsourced and offshore resources.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, market opportunity, ability to penetrate the market, anticipated productivity improvements and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filings made with the Securities and Exchange Commission, including those on the Form 10-Q expected to be filed on or about August 1, 2024. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact
Stephanie Zhadkevich
investors@irhythmtech.com

iRhythm Media Contact
Kassandra Perry
irhythm@highwirepr.com

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands, except par value)

	June 30, 2024	December 31, 2023

Assets
Current assets:
Cash and cash equivalents	$550,552	$36,173
Marketable securities	10,905	97,591
Accounts receivable, net	85,513	61,484
Inventory	15,425	13,973
Prepaid expenses and other current assets	15,113	21,591
Total current assets	677,508	230,812
Property and equipment, net	117,572	104,114
Operating lease right-of-use assets	46,833	49,317
Restricted cash, long-term	8,358	—
Goodwill	862	862
Other assets	68,052	48,039
Total assets	$919,185	$433,144
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,425	$5,543
Accrued liabilities	65,940	83,362
Deferred revenue	3,146	3,306
Operating lease liabilities, current portion	15,384	15,159
Total current liabilities	97,895	107,370
Long-term senior convertible notes	644,977	—
Debt, noncurrent portion	—	34,950
Other noncurrent liabilities	940	1,012
Operating lease liabilities, noncurrent portion	76,184	79,715
Total liabilities	819,996	223,047
Stockholders’ equity:
Preferred stock, $0.001 par value – 5,000 shares authorized; none issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value – 100,000 shares authorized; 31,439 shares issued and 31,210 shares outstanding at June 30, 2024, respectively; and 30,954 shares issued and outstanding at December 31, 2023	31	31
Additional paid-in capital	835,356	855,784
Accumulated other comprehensive income (loss)	182	(112)
Accumulated deficit	(711,380)	(645,606)
Treasury stock, at cost; 229 and 0 shares at June 30, 2024 and December 31, 2023, respectively	(25,000)	—
Total stockholders’ equity	99,189	210,097
Total liabilities and stockholders’ equity	$919,185	$433,144

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue, net	$148,047	$124,130	$279,976	$235,566
Cost of revenue	44,576	37,905	88,989	73,660
Gross profit	103,471	86,225	190,987	161,906
Operating expenses:
Research and development	19,690	13,677	36,684	28,519
Selling, general and administrative	106,762	91,420	215,422	191,763
Total operating expenses	126,452	105,097	252,106	220,282
Loss from operations	(22,981)	(18,872)	(61,119)	(58,376)
Interest expense	(3,312)	(832)	(6,172)	(1,782)
Interest and other income, net	6,380	1,435	9,332	2,867
Loss on extinguishment of debt	—	—	(7,589)	—
Loss before income taxes	(19,913)	(18,269)	(65,548)	(57,291)
Income tax provision	194	213	226	300
Net loss	$(20,107)	$(18,482)	$(65,774)	$(57,591)
Net loss per common share, basic and diluted	$(0.65)	$(0.61)	$(2.12)	$(1.89)
Weighted-average shares, basic and diluted	31,145	30,502	31,089	30,400

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Adjusted EBITDA reconciliation
Net loss	$(20,107)	$(18,482)	$(65,774)	$(57,591)
Interest expense	3,312	832	6,172	1,782
Interest income	(6,685)	(1,468)	(9,742)	(2,902)
Income tax provision	194	213	226	300
Depreciation and amortization	5,160	3,791	10,291	7,367
Stock-based compensation	21,821	14,099	42,812	32,350
Business transformation costs	1,296	5,409	1,296	11,095
Loss on extinguishment of debt	—	—	7,589	—
Adjusted EBITDA	$4,991	$4,394	$(7,130)	$(7,599)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Adjusted net loss reconciliation
Net loss, as reported	$(20,107)	$(18,482)	$(65,774)	$(57,591)
Business transformation costs	1,296	5,409	1,296	11,095
Loss on extinguishment of debt	—	—	7,589	—
Adjusted net loss	$(18,811)	$(13,073)	$(56,889)	$(46,496)

Adjusted net loss per share reconciliation
Net loss per share, as reported	$(0.65)	$(0.61)	$(2.12)	$(1.89)
Business transformation costs per share	0.04	0.18	0.04	0.36
Loss on extinguishment of debt per share	—	—	0.24	—
Adjusted net loss per share	$(0.61)	$(0.43)	$(1.84)	$(1.53)
Weighted-average shares, basic and diluted	31,145	30,502	31,089	30,400

Adjusted operating expense reconciliation
Operating expense, as reported	$126,452	$105,097	$252,106	$220,282
Business transformation costs	(1,296)	(5,409)	(1,296)	(11,095)
Adjusted operating expense	$125,156	$99,688	$250,810	$209,187